EXHIBIT 99.1

Edgewater Names New Director

Former Massachusetts Secretary of Housing and Economic Development Dan O'Connell Joins Board of Directors

WAKEFIELD, Mass., Aug. 14, 2009 (GLOBE NEWSWIRE) -- A technology management consulting firm specializing in providing specialty information technology ("IT") services, Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com, "Edgewater" or the "Company"), today announced the election of Dan O'Connell to its Board of Directors.

"We are very pleased to have Dan join our Board," commented Shirley Singleton, Edgewater's Chairman, President and Chief Executive Officer. "We believe that Dan's extensive background in both the public and private sectors, which includes international, federal, state and private company experience, will be of great value as we continue to execute Edgewater's strategic growth and development initiatives."

Mr. O'Connell is an attorney and real estate developer with extensive management experience. He has worked in public, quasi-public and private institutions in Boston and Washington, DC. Most recently, from January 2007 to February 2009, Mr. O'Connell served as the Secretary of Housing and Economic Development for the Commonwealth of Massachusetts. Prior to that time, he served as an Executive Vice President, Partner, and senior member of the Meredith & Grew's Development and Advisory Services Group.

Before joining Meredith & Grew, Mr. O'Connell served as a Principal in the Development Services Group at Spaulding & Slye Colliers, providing strategic counsel and execution capabilities to governmental, institutional and corporate clients. He was in charge of several large-scale development projects, including Fan Pier, Boston; North Point, Boston, Cambridge, and Somerville; and the Puerto Rico Convention Center District Authority.

Mr. O'Connell has also served in the public sector as former Executive Director of the Massachusetts Industrial Finance Agency, now MassDevelopment, and as Director of Planning and Development for the Massachusetts Port Authority. He also served as chief of staff to Congressman Ed Markey.

Mr. O'Connell has served as Co-Chairman of the Greater Boston Chamber of Commerce's Real Estate Development Committee, Commissioner of the Massachusetts Legislative Commission on Metropolitan Beaches, and on the Board of Directors for the Island Alliance, Boston Harbor Islands National Park. He holds an A.B. from Harvard College and a law degree from Harvard Law School.

About Edgewater Technology, Inc.

Edgewater is an innovative technology management consulting firm. We provide a unique blend of specialty IT services by leveraging our proven industry expertise in strategy, technology and enterprise performance management. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

CONTACT:  Edgewater Technology, Inc.
          Kevin R. Rhodes, Chief Financial Officer
          Timothy R. Oakes, Chief Accounting Officer /
           Investor Relations
          (781) 246-3343
          ir@edgewater.com